United States securities and exchange commission logo





                          June 26, 2024

       Tony Aquila
       Chief Executive Officer
       Canoo Inc.
       19951 Mariner Avenue
       Torrance, California 90503

                                                        Re: Canoo Inc.
                                                            Registration
Statement on Form S-3
                                                            Filed June 21, 2024
                                                            File No. 333-280395

       Dear Tony Aquila:

              This is to advise you that we have not reviewed and will not review your registration statement.

               Please refer to Rules 460 and 461 regarding requests for acceleration. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.

                                                        Please contact Erin
Donahue at 202-551-6063 with any questions.




                          Sincerely,


                          Division of Corporation Finance

                          Office of Manufacturing